ATL/786225.3
                                                             EXHIBIT 99.2

                      SMALL TOWN RADIO/WORLDWIDE PETROMOLY
                          ANNOUNCES NEW BOARD MEMBERS;
                           SALE OF LUBRICANT BUSINESS

June 7, 2001 - Alpharetta, Georgia - Worldwide PetroMoly, Inc., (OTCBB:MOLY) d/b/a Small Town Radio, Inc. (STRI), which earlier this week announced that it had completed its merger with MOLY (the "Company"), announced today that it had elected three new members to its Board of Directors, William Fleming, Laurie Kahn and John McMullan.

            William Fleming - Mr. Fleming is the principal at William Fleming & Associates, which has provided financial consulting services to radio stations, including emerging companies, for more than 18 years. He is also a co-owner of 4 radio stations in Indiana. Mr. Fleming is 55 years old.

            Laurie Kahn - Ms. Kahn is President and owner of Media Staffing Network. Ms. Kahn is a successful businesswoman with over 25 years of hands-on management, including approximately 15 years in the radio industry. Media Staffing provides temporary and permanent employees for the media industry, including radio. Ms. Kahn is 47 years old.

            John McMullan, CPA - Mr. McMullan is the CEO of Camden Real Estate Company. Mr. McMullan has extensive entrepreneurial and investment experience with start-up companies and has taught tax and accounting theory at universities. He brings auditing and financial experience to the Board. Mr. McMullan is 65 years old.

            "We believe this group of individuals brings a level of professionalism and relevant experience that will be of significant benefit to the Company and its shareholders," stated Mr. Robert S. Vail, Chairman and Chief Financial Officer of the Company, and a founder of Small Town Radio, Inc.

            Fleming, Kahn and McMullan join existing directors William Ross and Robert (Robin) Vail, who joined the Board upon completion of the merger of a subsidiary of the Company with STRI, and Lance Rosmarin and Norton Cooper, who were directors of the Company prior to the merger.

            William Ross, Ph.D - Dr. Ross is a licensed psychologist who specializes in personnel evaluations. Dr. Ross provides business experience and expertise in HR functions. Dr. Ross is a founder of STRI.

            Robert (Robin) S. Vail - Mr. Vail is a CPA and has CFO experience in both private and public companies. Mr. Vail has participated in the preparation of the financial projections of the Business Plan and will be CFO of the Company. Mr. Vail is a founder of STRI.

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         The Company also announced that it had completed the sale of its automotive lubricant business to Mr. Gilbert Gertner, former Chairman of the Board of MOLY. As part of the transaction, Mr. Gertner acquired the capital stock of Worldwide Petromoly Corporation, the operating subsidiary of the Company that conducted the automotive lubricant business, and all other assets and liabilities associated with the conduct of the lubricant business. The sale of the lubricant business was one of the transactions contemplated by the Merger Agreement between MOLY and STRI. Terms of the sale provide that Mr. Gertner will pay the Company a percentage of any profits generated by the sale of WPC's assets, in the event of a sale, or a percentage of the net profits from its continuing business operations, should there be any, for a period of eighteen months following the Closing. In connection with the consummation of the merger and as consideration for the cancellation of approximately $1.5 million in indebtedness owed by the Company to Mr. Gertner, the Company issued 13 million restricted shares of its common stock to Mr. Gertner. As the Company previously announced, the merger of STRI into a wholly-owned subsidiary of MOLY was completed on June 1, 2001.

            STRI's business strategy is to secure through acquisition a significant number of radio stations in target markets, generally smaller, less populated areas near, but not in, mid-sized and larger markets. STRI intends initially to acquire radio stations in rural sections of South Georgia, and then expand into additional, geographically contiguous markets in the Southeast such as Alabama and South Carolina. STRI believes that a network of stations in contiguous broadcast areas with two or three common programming formats will provide an advertising and listener base of significant size. It expects to operate its studio facilities from Atlanta utilizing digital transmission technology to provide high-quality programming, including local content, to its stations across the Southeast.

            This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Words such as "intends," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include the inability of STRI to obtain financing for the acquisition of radio stations; the reliability and availability of new technology in the radio station industry; financial, operational and other business problems associated with the acquisition of a number of radio stations in a short period of time; general and industry-specific economic conditions. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

            For the purpose of business inquiries, all callers regarding MOLY corporate activities should contact Robert S. (Robin) Vail at Small Town Radio Inc. and Worldwide PetroMoly Inc., at 678/762-3295.